Exhibit 10.1
FIRST AMENDMENT OF EXCLUSIVE TECHNOLOGY OPTION AGREEMENT
This amendment (this “Amendment”) serves to amend the Exclusive Technology Option Agreement dated September 4, 2008 between Omeros Corporation (“Omeros”), Patobios Limited (“Patobios”), Susan R. George, M.D., Brian F. O’Dowd, Ph.D. and U.S. Bank National Association (the “Agreement”) and is effective as of November 10, 2009. Except as expressly set forth below, capitalized terms used and not redefined in this Amendment have the same meanings given to them in the Agreement.
WHEREAS the Agreement provides that Patobios may exercise the Put Option upon the achievement of the De-Orphanization Milestone;
AND WHEREAS Omeros has advised Patobios that because the De-Orphanization Milestone would trigger the Put Option and the corresponding liability to complete the Acquisition, Omeros has not attempted the surrogate de-orphanization of orphan GPCRs to date;
AND WHEREAS Omeros has advised Patobios that Omeros’ obligations under the Put Option must be conditioned on reasonably sufficient resources being available to Omeros to complete the Acquisition in such circumstances, and has requested that it be able to proceed with the surrogate de-orphanization of orphan GPCRs using the MOCA Technology for purposes of assisting Omeros to determine and demonstrate the validity of the MOCA Technology;
AND WHEREAS Patobios wishes to facilitate Omeros’ achievement of the De-Orphanization Milestone and completion of the Acquisition and for other good and valuable consideration;
NOW THEREFOR Omeros and Patobios hereby agree as follows:
1.	Permitted Activities.

1.1	In addition to Omeros’ rights to use the MOCA Technology during the Option Period as set forth in Section 3.1(a) of the Agreement, Omeros shall have the right during the Option Period to attempt to surrogate de-orphanize orphan GPCRs, in sequential sets of five orphan GPCRs per set, to a maximum of three sets and no more, until, and only until, a set is attempted that results in an aggregate for all sets of three orphan GPCRs that have been successfully de-orphanized by Omeros (such activity the “Initial De-Orphanization” and collectively resulting in the “De-Orphanized GPCRs”). For greater certainty, and by way of example, if the first set results in at least three orphan GPCRs having been successfully de-orphanized, Omeros would not have the right to conduct any screening of the second and third sets. Following the screening of each set, Omeros shall provide to Patobios a full and detailed written report on the screening, together with any data reports produced by the subject equipment, and such written report shall include, without limitation, Omeros’ interpretation of the screening results and its reasons therefore, accompanied by a written certification as to accuracy and completeness by Omeros’ Chief Science Officer or Chief Executive Officer, and shall not proceed with the screening of any further sets until Omeros has received a written acknowledgment from Patobios accepting such report (such acknowledgement to be provided within seven days of receipt of such report and not to be unreasonably withheld; provided that Omeros shall operate in good faith to furnish any additional information within Omeros’ possession regarding the screening and the report should Patobios request such additional information from Omeros within this seven day period, and in the event of such request for additional information Patobios shall have an additional seven days from its receipt of such first requested additional information, provided, however, that Patobios shall not request and Omeros shall not be required to perform additional analysis, to provide its acknowledgement) and authorizing Omeros to proceed with the screening of the next set if three De-Orphanized GPCRs have not been achieved. Patobios understands and agrees that, given that the Initial De-Orphanization will occur in sets of five orphan GPCRs in which all five will be screened simultaneously, it is possible that more than three orphan GPCRs may be de-orphanized (e.g., two GPCRs successfully de-orphanized in the first set of five and two in the second set of five). Omeros will make the selection of the orphan GPCRs to be surrogate de-orphanized during the Initial De-Orphanization with Patobios’ input, and the number of GPCRs screened in any given set may be modified by mutual written agreement. Any successful de-orphanization (i.e., the surrogate de-orphanization of one orphan GPCR meeting the De-Orphanization Milestone criteria set forth in Section 1.14 of the Agreement) in the Initial De-Orphanization will result in the De-Orphanization Milestone to have been achieved and shall trigger Patobios’ Put Notice and sale rights, subject to Omeros’ right to avail itself of the Put Objection Notice procedure provided under the Agreement in such circumstances. Omeros shall notify Patobios in writing immediately in the event the De-Orphanization Milestone is achieved during the Initial De-Orphanization so that Patobios may exercise its Put Notice and sale rights.
1.2	The provisions of Section 1 of this Amendment shall not change the definition of the De-Orphanization Milestone (for greater certainty, the achievement of one surrogate de-orphanization of one orphan GPCR meeting the De-Orphanization Milestone criteria set forth in Section 1.14 of the Agreement in Omeros’ attempts to complete the Initial De-Orphanization shall result in the De-Orphanization Milestone having been achieved) and, except as expressly set forth in this Amendment, shall not change the parties’ respective rights and obligations when and if the De-Orphanization Milestone is met by Omeros.

1.3	In the event that the Agreement is terminated for any reason prior to Omeros exercising its option to acquire the MOCA Technology, the Parties’ ownership of Intellectual Property shall be determined in accordance with the Agreement including, without limitation, Sections 3.1, 3.2 and 7.2 of the Agreement, which ownership will not be affected by this Amendment. The parties agree that Omeros shall not be required under any circumstances to convey any equipment, compound libraries, materials or supplies that is purchased or licensed in connection with its performance of the Plan for MOCA Evaluation or the Initial De-Orphanization. For greater certainty, Patobios’ ownership of Intellectual Property shall include, without limitation, the validation path and high through put methodologies developed and used by Omeros in testing and using the MOCA Technology, as well as the data from the arrayscans obtained by Omeros in the process. For greater certainty with respect to the last sentence of Section 7.2 of the

Agreement, if the De-Orphanization Milestone has been achieved and Omeros does not purchase the MOCA Technology prior to the termination of this Agreement, Omeros shall not be entitled to retain or purchase any hits and shall not own any Intellectual Property rights that claim the composition of matter of such compound(s).
1.4	Upon the De-Orphanization Milestone having been achieved, Omeros shall lose its rights to terminate the Agreement under the provisions of Section 9.1(b).

1.5	For greater certainty, upon the De-Orphanization Milestone having been achieved by Omeros, Omeros shall communicate such achievement to Patobios immediately and this Agreement shall not terminate before Patobios has had no less than twenty (20) days from being so notified to deliver a Put Notice to Omeros.

1.6	Upon the De-Orphanization Milestone having been achieved, Omeros shall, within ten (10) days of such event and in accordance with the Payment Instructions, pay to Patobios the sum of $500,000 CAD as an irrevocable and non-refundable deposit on account of the Acquisition Price (the “De-Orphanization Milestone Payment”), which De-Orphanization Milestone Payment shall be credited in full against the cash portion of the Acquisition Price upon the Closing.

2.	Funding Condition.

2.1	Patobios’ right to require Omeros to purchase the MOCA Technology upon Omeros’ achievement of the De-Orphanization Milestone and Omeros’ obligation to purchase the MOCA Technology upon receipt of a Put Notice from Patobios, as set forth in Section 3.3 of the Agreement, shall be further conditioned on Omeros’ receipt of at least the Minimum Proceeds (as defined below) during the Option Period. Omeros will be deemed to have received the “Minimum Proceeds” for purposes of this Section 2.1 if the sum of the following amounts is at least equal to five million one hundred thirty five thousand ($5.135MM) CAD: (a) the amount of the Initial Patobios License Proceeds (as defined in Section 4.2 of this Amendment) that have been paid to Patobios by Omeros during the Option Period as provided in Section 4.3 of this Amendment (as converted into CAD on the dates that such proceeds were actually paid to Patobios); (b) the amount of any other funds that Omeros receives from governmental agencies or not-for-profit funding entities during the Option Period that are specifically allocated in the applicable funding document for the payment of the Acquisition Price by Omeros for the MOCA Technology (as converted into CAD as of the dates Omeros actually receives such funds) and (c) the De-Orphanization Milestone Payment. For purposes of clarity, the parties acknowledge that Omeros shall not be required to allocate, set aside or pay to Patobios any funds described in clause (b) of the preceding sentence until Omeros is deemed to have received the Minimum Proceeds. Throughout the term of this Agreement, Omeros shall with reasonable diligence use commercially reasonable efforts to raise the Minimum Proceeds and to source such further capital as may be necessary to enable Omeros to meet its obligations with respect to the Acquisition.

2.2	Omeros’ right at it sole discretion to purchase the MOCA Technology at any time during the Option Period in accordance with Section 3.2 of the Agreement shall continue and shall not be affected by this Amendment, except for the crediting against the Acquisition Price of the Initial Patobios License Proceeds as set forth in Section 4.3 of this Amendment and the De-Orphanization Milestone Payment as set forth in Section 1.6 of this Amendment.

2.3	The definition of the Option Fee Credit as defined in Section 1.40 of the Agreement shall remain unchanged prior to receipt by Omeros of a Put Notice from Patobios. If the Closing has not occurred within sixty (60) days following Patobios’ delivery of the Put Notice to Omeros, the Option Fee Credit as defined in Section 1.40 of the Agreement shall be redefined to mean an amount in CAD equal to the product obtained by multiplying (x) the Option Fee for the Option Period in which the Closing occurs, by (y) the quotient obtained by dividing a numerator that is equal to the number of days remaining in such Option Period at the time of the Closing by a denominator that is equal to the total number of days in such Option Period, provided, however, that the length of any delays by Patobios in completing the Closing after receipt of the Exercise Notice shall be added to the numerator.

3.	Option Periods.

3.1	If Omeros receives a Put Notice from Patobios in accordance with Section 3.3 of the Agreement during any of Option Period Two, Option Period Three (if entered) or Option Period Four (as defined below, if entered), the corresponding Option Fee Two, Option Fee Three or Option Fee Four (if applicable), respectively, and any subsequent Option Fees paid by Omeros after its receipt of the Put Notice shall thereafter become nonrefundable upon termination of the Agreement for any reason other than breach by Patobios, notwithstanding the provisions of Section 9.2(c) of the Agreement; provided, however, the provisions of this sentence shall not be construed to reduce the Option Fee Credit under Section 1.40 of the Agreement.

3.2	“Option Period Two” as defined in Section 2.2 of the Agreement shall be extended by one month and redefined to end 5:00 p.m. Seattle time on January 4, 2010. This extension of Option Period Two shall not act to extend Option Period Three, which, if entered into by Omeros as provided in Section 3.3 of this Amendment, shall run through June 4, 2010 unless earlier terminated in accordance with the Agreement and this Amendment.

3.3	Unless the Agreement has been terminated by either party prior to December 4, 2009 as provided for in Section 9.1 of the Agreement, then by December 4, 2009, Omeros shall pay to Patobios an extension fee (the “Extension Fee”) of one hundred and eight thousand, three hundred and thirty three ($108,333) CAD in consideration for the one month extension of Option Period Two set forth in Section 3.2 of this Amendment.

3.4	Extension of the Option Period into Option Period Three shall remain discretionary on Omeros’ part unless prior to the end of Option Period Two no Closing has occurred and

Omeros has achieved the De-Orphanization Milestone, in the event of which occurrences Omeros shall be required to extend the Option Period into Option Period Three. If Omeros extends the Option Period into Option Period Three by providing notice as set forth in Section 2.3 of the Agreement, Omeros shall instead of paying the full Option Fee Three shall pay the difference of the amount of Option Fee Three less the amount of the Extension Fee (i.e., the $650,000 CAD Option Fee Three less the $108,333 CAD Extension Fee = $541,667 CAD).

3.5	Omeros shall have the option to extend the Option Period beyond Option Period Three for an additional six months to end December 4, 2010 (“Option Period Four”), exercisable by Omeros delivering to Patobios written notice of Omeros’ intent to extend the Option Period by June 4, 2010 and paying to Patobios by June 14, 2010, in accordance with the Payment Instructions, an additional fee of $500,000 CAD (the “Option Fee Four”). During Option Period Four, Omeros, the Founders and Patobios shall have the rights and obligations set forth in Article III of the Agreement and as provided for in this Amendment. The Option Fee Refund provisions of Section 9.2 of the Agreement shall also apply to Option Period Four except as set forth in Section 3.1 of this Amendment.

3.6	The term “Option Period” under the Agreement shall also include Option Period Four, if Option Fee Four has been paid by Omeros.

3.7	Clause (a) of the second sentence of the first paragraph of Article III of the Agreement shall be revised to read as follows: “(a) that if within the Option Period (i) an Exercise Notice is provided or (ii) a Put Notice is provided and all other conditions on Omeros’ obligation to purchase the MOCA Technology have been met, then the Option Period shall automatically extend until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1,”.

3.8	For greater certainty, following the achievement of the De-Orphanization Milestone and if the Closing has not occurred in advance of any remaining Option Periods, the exercise by Omeros of any remaining Option Periods provided for under this Agreement shall become mandatory and any Option Fees paid or payable by Omeros in such circumstances shall be non-refundable, subject to the application of the Option Fee Credit and any available remedies under law or equity for breach of the Agreement by Patobios.

4.	Licensing of De-Orphanized GPCRs.

4.1	Omeros and Patobios also agree that during the Option Period Omeros may, in consultation with Patobios, license, partner or assign therapeutic development and/or commercialization rights associated with up to three (and no more) of the De-Orphanized GPCRs to third party(ies) (each a “Third Party License”), subject to the prior written approval by Patobios of the scope, general financial, licensing and/or commercialization terms (as applicable) and target(s) of interest of each proposed Third Party License, such approval not to be unreasonably delayed or conditioned, and that such Third Party License(s) may be granted free of any rights of reversion including in the event that the

Agreement is terminated prior to the Closing. All communications regarding proposed Third Party Licenses shall be considered as Omeros’ Confidential Information under the Agreement. The execution of any Third Party License shall be promptly notified by Omeros to Patobios and Patobios shall be provided with a copy of the executed Third Party License, provided that the copy and content of the Third Party License shall be treated as Omeros’ Confidential Information under the Agreement, and shall additionally be maintained in confidence by Patobios for the full term of the Third Party License except for any disclosure in court by Patobios under a protective order in any legal action by Patobios to enforce the Agreement, and Patobios shall defend, indemnify and hold Omeros harmless for any claims, damages or liability incurred by or threatened against Omeros due to the breach by Patobios of its obligations of confidentiality under the Agreement or this section of this Amendment with respect to the Third Party License. For greater certainty, the exclusions to Confidential Information set out in Section 7.1(b) of the Agreement shall apply to the Omeros Confidential Information noted this section 4.1 of the Amendment. No MOCA Technology shall be transferred directly or indirectly in any such license.
4.2	Omeros shall pay to Patobios a percentage of any Proceeds (as defined below) from each Third Party License as follows: (a) prior to termination of the Agreement and prior to the Closing, sixty percent (60%) to Patobios in accordance with the Payment Instructions (the “Initial Patobios License Proceeds”) not to exceed any amounts due from Omeros to complete the Acquisition Price; (b) after the Closing (if applicable), zero percent (0%) to Patobios; and (c) after termination of the Agreement (if applicable) in the absence of the Closing, any remaining Proceeds shall be shared equally between Omeros and Patobios for the remainder of the term of the Third Party License. “Proceeds” shall include all monetary compensation collected by Omeros resulting directly from the Third Party License(s) excluding (a) (i) funds received by Omeros in connection with the sale or conveyance of its securities or other financing activities, (ii) funds or other consideration received by Omeros in connection with the merger, sale, acquisition or other conveyance of all of its assets or of assets unrelated to the MOCA Technology, and (iii) funds received by Omeros in payment for the performance of future research or development services not utilizing, prior to the Closing, the MOCA Technology except as mutually agreed between Patobios and Omeros in writing.

4.3	The full amount of the Initial Patobios License Proceeds paid to Patobios shall be credited against and reduce the Acquisition Price by a corresponding dollar amount, applied first against the cash portion of the Acquisition Price and then if any portion of the Initial Patobios License Proceeds credit remains to the stock portion of the Acquisition Price.

4.4	The entering by Omeros into one or more Third Party License(s) shall deem the De-Orphanization Milestone to have been achieved and shall trigger Patobios’ Put Notice and sale rights provided under the Agreement and Omeros shall lose its right to use the Put Objection Notice procedure provided for in the Agreement.

5.	Constraints on Internal Development. Except for the development of product candidates in connection with potential Third Party Licenses as permitted under Section 4 of this Amendment and/or the evaluation of hits as part of the Plan for MOCA Evaluation or the Initial De-Orphanization, prior to the Closing Omeros shall not be permitted to undertake the development of product candidates based on compound hits identified from the surrogate de-orphanization of any De-Orphanized GPCRs. If the Agreement is terminated for any reason prior to the Closing, Omeros shall destroy all hits identified during the Initial De-Orphanization that are not hits generated in connection with De-Orphanized GPCRs that were the subject of Third Party License(s), and shall certify to Patobios that it has completed such destruction within thirty (30) days of termination; provided, however, that Omeros shall not be required to alter or eliminate compound samples from its libraries of compounds.

6.	Reporting During Option Period. In addition to the obligations set forth in Section 3.1(a) of the Agreement concerning the reporting to Patobios at the end of each defined evaluation or test phase of any study being performed as part of the Plan for MOCA Evaluation, including the results of attempts to achieve the De-Orphanization Milestone, and in addition to the reporting obligations on the part of Omeros provided for in this Amendment, Omeros shall provide Patobios quarterly written reports providing the status of its progress on preparing for and attempting the Initial De-orphanization and shall promptly notify Patobios upon the execution by Omeros of any Third Party Licenses.

7.	No Other Changes. Except as expressly set forth in this Amendment, all other terms of the Agreement remain in full force and effect unamended.

8.	Counterparts. This Amendment may be signed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same amendment.
IN WITNESS WHEREOF, Omeros, Patobios, the Founders and the Escrow Agent have caused this Amendment to be signed, all as of the date first written above.

OMEROS CORPORATION		PATOBIOS LIMITED

By:	/s/ Gregory A. Demopulos	By:	/s/ Brian O’Dowd

	Gregory A. Demopulos, M.D.		Name: Brian O’Dowd
	CEO & Chairman		Title: CEO

SUSAN R. GEORGE, M.D.		BRIAN F. O’DOWD, PH.D.

/s/ Susan R. George		/s/ Brian O’Dowd